Exhibit 23


                         Consent of Independent Auditors



We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-38915) pertaining to The Hain Food Group, Inc. 1994 Long Term Incentive and Stock Award Plan, and the Registration Statement (Form S-3 No. 333-77137) of The Hain Food Group, Inc. and in the related Prospectus of our report dated September 8, 1999 (except for Note 15, as to which the date is September 27, 1999), with respect to the consolidated financial statements and schedule of The Hain Food Group, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended June 30, 1999.


                                                         /s/ Ernst & Young LLP

Melville, New York
September 27, 1999











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